December 26, 2007

Tengasco, Inc. Announces Appointment of Patrick McInturff as Vice President of Tengasco, Inc. and Tengasco/HoactzinManagement
Agreement with Tengasco Participation Option in Hoactzin’s Louisiana and Texas Properties

Knoxville, Tenn. Tengasco, Inc. (AMEX:TGC) announced today that Patrick McInturff of Houston, Texas was elected by the Board of Directors as Vice President of the Company as of December 18, 2007, the effective date of a two-year employment contract between Mr. McInturff and the Company.

The Company also announced that on December 18, 2008 the Company entered into a Management Agreement with Hoactzin Partners, L.P. (“Hoactzin”) whereby Mr. McInturff’s duties while employed by the Company will include the management on behalf of Hoactzin of its working interests in certain oil and gas properties owned by Hoactzin and located in the onshore Texas Gulf Coast, and offshore Texas and offshore Louisiana. The controlling person of Hoactzin is Peter E. Salas, the Chairman of the Company’s Board of Directors and also the controlling person of Dolphin Offshore Partners, LP, the Company’s largest shareholder. As consideration for the Company entering into the Management Agreement, Hoactzin agreed to reimburse the Company for half of Mr. McInturff’s salary and certain benefits he receives during his employment by the Company. In further consideration for the Company’s agreement to enter into the Management Agreement, Hoactzin granted to the Company an option to participate in up to a 15% working interest on a dollar for dollar cost basis in any new drilling or workover activities undertaken on Hoactzin’s managed properties during the term of the agreement. The term of the Management Agreement is the earlier of the date Hoactzin sells its managed interests or 5 years.

Mr.     McInturff received a B.S. in Civil Engineering degree from Texas A&M University in 1975. He is a Registered Professional Engineer in Texas and a member of the Society of Petroleum Engineers. Before joining the Company he was Vice President of Operations of Capco Offshore, Inc. and related companies in Houston from October, 2006 until December 2007 responsible for managing and supervising offshore operations and workovers and identification and evaluation of drilling and workover candidates. From 1991 to 2006, he was employed by Ryder Scott Company in Houston performing reservoir studies including determination of oil, gas, condensate and plant product reserves, enhanced recovery and oil and gas property appraisal. For most of the period 1978 to 1991, he worked in various petroleum engineering positions at Union Texas Petroleum Corp. in Midland and Houston, Texas, and Karachi, Pakistan and was responsible for surveillance and engineering on primary and secondary recovery projects as well as design and field supervision of workovers, pressure-transient tests and completions both onshore and offshore. During that time period he also worked for Global Natural Resources from 1983 to1986 as senior operations engineer responsible for all engineering activities. From 1981 to 1983 he was employed by Belco Petroleum performing reservoir engineering duties including field studies, economic evaluation, reserves estimation, and initiating major field studies on waterflood projects in southwestern Wyoming and west Texas. Mr. McInturff was employed by Exxon Co. USA from 1975 to 1978 primarily with the reservoir engineering group in Midland, Texas performing drilling engineering duties including cost estimation, AFE preparation, drilling programs and field supervision. He was responsible for the surveillance of fifteen Permian Basin oil and gas fields in west Texas using both primary and secondary recovery techniques.

CEO Jeffrey R. Bailey said, “I am very pleased to announce that Pat McInturff has joined the Company as Vice President. It is a credit to the Company that a man of his credentials in the oil and gas business has come on board. We believe that his experience and contacts from many years in the oil and gas business, many of them with Ryder Scott Company in Houston, will provide the Company with the ability to seek out growth opportunities throughout the country. The first growth opportunity has presented itself with the Hoactzin management agreement signed when Mr. McInturff joined the Company. He has knowledge of the Gulf Coast, Texas, and Louisiana properties owned by Hoactzin from his duties with the operator of those properties prior to joining the Company. His knowledge of these properties will be extremely valuable to the Company as it determines the nature of the Company’s potential investment in these areas. We look forward to seeking out additional opportunities that will provide significant upside potential for the growth of the Company.”

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company’s reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:

Tengasco, Inc. Jeffrey R. Bailey CEO 865-675-1554